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SEC 2069             Potential persons who are to respond to the collections of
(11-01)              information contained in this form are not required to
Previous versions    respond unless the form displays a  currently valid OMB
obsolete             control number

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                       United States                 OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION       ---------------------------
                  Washington, D.C. 20549             OMB Number: 3235-0167
                          Form 15                    ---------------------------
                                                     Expires: October 31, 2004
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                                                     Estimated average burden
                                                     hours per response.....1.50
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number    0-28706
                                                                    ------------

                           First Alliance Corporation
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             (Exact name of registrant as specified in its charter)

               17305 Von Karman Avenue, Irvine, California 92614,
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                        Telephone Number (949) 224-8500
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)   [X]
         Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                                                       Rule 15d-6

Approximate number of holders of record as of the certification
or notice date:         1

Pursuant to the requirements of the Securities Exchange Act of 1934 First Alliance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  FIRST ALLIANCE CORPORATION


Date: November 22, 2002           By:                /S/ JERRY HAGER
                                          --------------------------------------
                                  Name:                Jerry Hager
                                          --------------------------------------
                                  Title:  Exec. Vice President & General Counsel
                                          --------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.